Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-98775 of Equity One, Inc. on Form S-3 of our reports dated February 12, 2003 and February 7, 2003 relating to the financial statements of IRT Property Company and IRT Partners L.P., respectively, as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 (which reports express an unqualified opinion and include explanatory paragraphs relating to (i) the adoption of Statement of Financial Accounting Standards No. 144 and (ii) the merger on February 12, 2003 of IRT Property Company with and into Equity One, Inc.), appearing in the Current Reports on Form 8-K of Equity One, Inc. dated May 13, 2003 and November 14, 2003, respectively, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
December 1, 2003